                                                                    EXHIBIT 12.1

                        ADVANCED ENERGY INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  ($THOUSANDS)


                                                 1996       1997       1998        1999       2000       2001
                                               --------   --------   --------    --------   --------   --------
EARNINGS:
  Pretax income from continuing operations
    before adjustment for minority interests
    in consolidated subsidiaries or income or
    loss from investees                        $ 10,183   $ 20,893   $(14,547)   $ 30,876   $ 92,685   $(48,965)
  Fixed charges                                     541        751        539       1,734      8,531      8,411
                                               --------   --------   --------    --------   --------   --------
     Subtotal                                    10,724     21,644    (14,008)     32,610    101,216    (40,554)
Less:
  Minority interest pretax income of
    subsidiaries not incurring fixed charges          0          0          0          69         20       (145)
                                               --------   --------   --------    --------   --------   --------
    Total earnings                             $ 10,724   $ 21,644   $(14,008)   $ 32,541   $101,196   $(40,409)
                                               --------   --------   --------    --------   --------   --------

FIXED CHARGES:
  Interest expensed                            $    340   $    553   $    340    $  1,430   $  7,698   $  7,399
  Amortization of deferred debt issuance cost         0          0          0          81        616        775
  Interest within rental expense                    201        198        199         223        217        237
                                               --------   --------   --------    --------   --------   --------
    Total fixed charges                        $    541   $    751   $    539    $  1,734   $  8,531   $  8,411
                                               --------   --------   --------    --------   --------   --------

RATIO OF EARNINGS TO FIXED CHARGES                19.82      28.82         NA       18.77      11.86         NA
                                               ========   ========   ========    ========   ========   ========

DEFICIT OF EARNINGS TO FIXED CHARGES                N/A        N/A   $(14,547)        N/A        N/A   $(48,820)
                                               ========   ========   ========    ========   ========   ========